Exhibit 99.1

Park Sterling Corporation Announces

Redemption of SBLF Preferred Stock

Charlotte, NC – October 1, 2013 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today announced its exit from the Small Business Lending Fund (“SBLF”) program effective September 30, 2013 as a result of the redemption in full of the company’s $20.5 million of outstanding Series C Preferred Stock. The redemption was completed utilizing internally available funds through a dividend from Park Sterling Bank.

The Series C Preferred Stock was issued to the U.S. Department of the Treasury (“Treasury”) in October 2012 in connection with the company’s acquisition of Citizens South Banking Corporation (“Citizens South”) and resulted from the conversion of Citizens South’s preferred stock previously issued to the Treasury in connection with its participation in the SBLF program.

“We are pleased to announce Park Sterling’s exit from the SBLF program” said James C. Cherry, Chief Executive Officer. “This redemption simplifies our capital structure, reduces our overall funding costs and is further evidence of our strong financial position.”

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2 billion in assets, is the largest community bank in the Charlotte area and has 43 banking offices stretching across the Carolinas and into North Georgia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage brokerage, cash management, consumer and business finance, and wealth management services. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com